Exhibit 9.7

Kevin E. Wright
303-877-7281
kew@airousa.com

PROFESSIONAL EXPERIENCE

2007-2009                    HARDWIRED INTERACTIVE, INC.

Chief Marketing Officer- Hardwired Interactive, Inc was a publically traded corporation trading under the symbol of HDWR.PK. Hardwired Interactive, Inc developed market driven programs for social networks and websites that worked 24/7 to transform on-line social environments. Hardwired Interactive revamped web sites into ubiquitous revenue generating businesses through proprietary software applications and niche applications developed by the company. Duties include corporate communications, marketing, web development, sales, strategic partnership development and general daily operational duties of the company.

2005-2007                    ARGUS ENTERTAINMENT SERVICES

EVP Corporate Development- Responsibilities encompass management of sales, marketing, promotion and development of Land Clay a subsidiary of Argus Security Staffing and Argus Events Group. Argus is a leader in support services for concert, sports and event security and ushering. Clients include The City and County of Denver, Colorado, Pepsi Center in Denver Colorado, ATT Center San Antonio, Texas, Staple Center, Los Angeles, California, Colorado University, Denver University, Comfort Dental Amphitheatre, Paramount Theatre, Red Rocks Amphitheatre, Universal Amphitheatre, Lakewood, Blossom and The Gorge Amphitheatre’s, Denver Convention Center, Colorado Avalanche, Denver Nuggets, Colorado Mammoth, Live Nation and AEG Live.

2001-2004                     IDIAL NETWORKS, INC.

VP Marketing - Formerly Woodcom, Inc. IDNW:OB was a Long Distance Reseller and early voIP development company, operating in 12 overseas markets, Asia, Mexico, Canada, and Europe. Duties included all media communications, public relations and marketing efforts on behalf of the corporation, including development of branding campaigns and direct marketing strategy for the publicly traded entity.

1999-2001                    HALLMARK ENTERTAINMENT NETWORKS

VP Strategic Partnerships- Responsible for marketing development of corporate sponsorships and promotional alliances for Hallmark Entertainment Network produced television and motion picture projects.  Developed a watch to win sweepstakes for the network that aired to 35 million households in Europe and North America, Promotion was angled around the movie Merlin staring Sam Neil; viewers were asked to look for clues on the broadcast and submit answers to win a trip to Scotland. The promotions accelerated HEN global brand recognition, involving additional integrated marketing and promotional campaigns in 20 languages. Reported directly to the CEO of Hallmark Entertainment Network. Hallmark Entertainment Network is now Crown Media, Inc. (NYSE: CRWN)

1994-1998                    SHOW MEDIA-Universal Concerts, Inc.

Managing Director- communications creative services company in partnership with Universal Music Group Universal/Fey Concerts, Inc clients included Universal Studios, TCI Music, MTV, Revolution Records, Interscope and other Universal Properties, including specialty events such as Lollapalooza, OzzFest, Enit Festival and Vans Warped Tour. Responsibilities encompassed management of all aspects support and project management including design, marketing, promotion, corporate partnerships, web development and e commerce campaigns. Development and production of specialized exclusive communication mediums for artist, label, promoter, venue and tour operations.

PROFESSIONAL SUMMARY

Experienced in senior management and strategic development of business, media and marketing communication products and services.

Excellent skill in creating, producing and deployment of branded promotional strategies.

Strong communication, presentation and marketing abilities. Experienced and effective in supervising, coordinating, designating and motivating team cohesiveness.

Accomplished sales, marketing and leadership performer.

Formerly served on Board of Directors of a publicly traded company.

Thoroughly knowledgeable in the technology sector including web 2.0 platforms

MAJOR ACCOMPLISHMENTS

▪	Developed new branding campaign for Hallmark Entertainment and The Kermit Channel.
▪	Led new business development through corporate partnerships for Hallmark Entertainment generating 10 million dollars in new sales.
▪	Creator of HEN “Merlin Land of Magic Sweepstakes”- campaign generated 2.2 million new viewers.
▪	Developed over $2,500,000 in new sponsorship revenue for Universal Concert Company and Fey Concerts.
▪	Show Media named top 10 national support companies in the concert industry by Pollstar Magazine.
▪	Show Media named “best venue program” cover design The Gorge Pollstar Magazine
▪	Founder and Publisher-Preview Magazine-events and entertainment publication: Sold to Ziff Davis in 1989
▪	Founder Private Label Publishing
▪	Co Founder “Safe Summer” Colorado- by Governor Roy Romer Mountain Festival Productions (TPF Productions)
▪	Co Founder of American Music Festival, Winter Park, Colorado with
▪	Developed 4.5 million dollars in sponsorship underwriting for Universal Concert Company with Pepsi Cola and Coors Brewery.
▪	Founded RMSBA Amateur Skateboarding Association serving 6 Western States/ affiliated with USF
▪	Founded AIROUSA, LLC. Action sports company in 2012
▪	Co Founder of Hardwired Interactive, Inc.
▪	Inventor US Patent on action sports product

EDUCATION

Art Institute Chicago- Chicago, Illinois. Multimedia Communications
Arizona State University- Tempe, Arizona. Marketing Communications

References Upon Request